As filed with the Securities and Exchange Commission on August 11, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
LSI LOGIC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2717976
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices)

Employee Stock Purchase Plan
International Employee Stock Purchase Plan
(Full title of the plan)

Andrew S. Hughes
Vice President, General Counsel and
Corporate Secretary
LSI LOGIC CORPORATION
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
Matthew W. Sonsini, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
650-493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price	Registration Fee
Common Stock, $.01 par value: Reserved for future issuance under the Employee Stock Purchase Plan (3)	9,000,000 shares	$6.9275	$62,347,500	$6,671.18
Common Stock, $.01 par value: Reserved for future issuance under the International Employee Stock Purchase Plan (3)	1,000,000 shares	$6.9275	$6,927,500	$741.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of $6.9275 per share (85% of $8.15, which was the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 9, 2006).

(3)	There are also being registered hereunder an equal number of Series A Preferred Share Purchase Rights, which are currently attached to and transferable only with the Common Stock registered hereunder.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     There following documents previously filed by LSI Logic Corporation (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006.
     (c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2006.
     (d) The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 25, 2006, February 9, 2006, February 15, 2006, February 17, 2006, March 6, 2006, April 6, 2006, April 26, 2006, May 17, 2006, July 10, 2006 and July 26, 2006. The Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02 or Item 9.01 of the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.
     (e) The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 29, 1989 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     (f) The description of the Registrant’s Amended and Restated Preferred Shares Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on June 17, 2003 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.
     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference herein.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     The validity of the securities registered hereby has been passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California. Larry W. Sonsini, a member of WSGR, owns 6,089 shares of the Registrant’s Common Stock. In addition, 49,500 shares are owned by certain partnership investment accounts of WSGR, in which Mr. Sonsini is a participant. These shares were issued to applicable partnership investment accounts of WSGR upon the exercise of options granted to Mr. Sonsini during his service as a member of the Registrant’s board of directors. Upon exercise of such options, 10% of the shares were issued to Mr. Sonsini and 90% of the shares were issued to the applicable partnership investment accounts of WSGR.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 10 of the Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons, who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant may enter into indemnification agreements with its directors and officers pursuant to which the Registrant has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.4	LSI Logic Corporation International Employee Stock Purchase Plan.

10.8	LSI Logic Corporation Employee Stock Purchase Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on August 9, 2006.

LSI LOGIC CORPORATION
By:	/s/ Abhijit Y. Talwalkar
Abhijit Y. Talwalkar
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abhijit Y. Talwalkar and Andrew S. Hughes, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James H. Keyes James H. Keyes	Chairman of the Board of Directors	August 9, 2006

/s/ Abhijit Y. Talwalkar Abhijit Y. Talwalkar	Director, President and Chief Executive Officer (Principal Executive Officer)	August 9, 2006

/s/ Bryon Look Bryon Look	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2006

/s/ Malcolm R. Currie Malcolm R. Currie	Director	August 9, 2006

/s/ Charles A. Haggerty Charles A. Haggerty	Director	August 10, 2006

/s/ John H.F. Miner John H.F. Miner	Director	August 9, 2006

Signature	Title	Date

/s/ R. Douglas Norby R. Douglas Norby	Director	August 9, 2006

/s/ Matthew J. O’Rourke Matthew J. O’Rourke	Director	August 9, 2006

/s/ Gregorio Reyes Gregorio Reyes	Director	August 9, 2006

LSI LOGIC CORPORATION
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.4	LSI Logic Corporation International Employee Stock Purchase Plan.

10.8	LSI Logic Corporation Employee Stock Purchase Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).